Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-86004, 333-115365 and 333-119609 of Danielson Holding Corporation on Forms S-8 and to the incorporation by reference in Registration Statement No. 333-117730 of Danielson Holding Corporation on Form S-3 of our report dated March 26, 2004 (March 14, 2005, as to Note 35), relating to the consolidated financial statements and financial statement schedules of Covanta Energy Corporation (Debtor in Possession) and its subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Covanta Energy Corporation and various domestic subsidiaries having filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code, the Bankruptcy Court having entered an order confirming the Company’s plan of reorganization which became effective after the close of business on March 10, 2004, substantial doubt about the Company’s ability to continue as a going concern, and the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” in 2003, SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002, and the restatements described in Note 35) appearing in this Annual Report on Form 10-K of Covanta Energy Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 14, 2005